Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bagger Dave’s Burger Tavern, Inc.

Traverse City, Michigan

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 3, 2017, relating to the consolidated financial statements of Bagger Dave’s Burger Tavern, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 25, 2016.

/s/ BDO USA, LLP

Troy, Michigan
April 26, 2017